Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Flewber Global Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee (3)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fee to Be Paid	Other	Units, consisting of one share of common stock, $0.0001 per value, and one warrant to purchase one share of common stock	Rule 457(o)	-	-	$8,050,000	0.0001102	$887.11
	Equity	Common stock, included in the units(4)	Rule 457(o)	-	-	-	-	-
	Equity	Warrants to purchase shares of common stock, included in the units(7)	Rule 457(g)	-	-	-	-		(5)
	Equity	Common stock issuable upon exercise of the Warrants, included in the units(4)	Rule 457(o)	-	-	$9,257,500.00	0.0001102	$1,020.18
	Equity	Representative’s warrants to purchase shares of common stock	Rule 457(g)	-	-	-	-		(6)	-	-	-	-
	Equity	Common stock issuable upon exercise of the Representative’s Warrants(4)	Rule 457(o)	-	-	$442,750.00	0.0001102	$48.79		-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	$935.90
	Total Offering Amounts					$17,750,250.00	0.0001102	$1,956.08
	Total Fees Previously Paid							935.90
	Total Fee Offsets							-
	Net Fee Due							$1,020.18

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities, as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.

(4)	Includes shares of common stock which may be issued or issuable upon exercise of a 45-day option granted to Maxim Group LLC, the representative of the underwriters in this offering (the “Representative”), to cover over-allotments, if any.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The exercise price of the warrants, which are included in the units, is equal to 115% of the initial public offering price of the units offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of shares of common stock exercisable pursuant to the warrants is $9,257,500, which is equal to 115% of $8,050,000.

(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The registrant has agreed to issue to the Representative or its designees warrants (the “Representative’s Warrants”), entitling the Representative to purchase equal to 5% of the number of shares of common stock included in the units sold in this offering, plus any shares of common stock sold upon exercise of the Representative’s over-allotment option. The exercise price of the Representative’s Warrants is equal to 110% of the initial public offering price of the units offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of such warrants is $442,750, which is equal to 110% of $402,500 (5% of the proposed maximum aggregate offering price of $8,050,000).
(7)	Includes warrants to purchase shares of common stock, which may be issued upon exercise of a 45-day option granted to the Representative, to cover over-allotments, if any.